PROSPECTUS SUPPLEMENT	Filed pursuant to Rule 424(b)(3)
(To prospectus dated November 15, 2013)	Registration No. 333-192196

KfW, Frankfurt/Main, Federal Republic of Germany

Information Relating to Euro-Denominated Global Bonds

(Represented by Two Global Certificates)

Prospectus Supplement dated November 15, 2013

INFORMATION RELATING TO EURO-DENOMINATED GLOBAL BONDS

The following description will apply to certain Euro-denominated global bonds offered by KfW’s prospectus dated November 15, 2013 which will be represented by two global certificates without interest coupons (referred to herein as the “bonds” and in the prospectus as the “securities”). If and to the extent that the pricing supplement relating to any issue of bonds contains terms that are different from the general terms set forth herein, the terms described in that pricing supplement will apply with respect to that issue of bonds and supersede the information set forth herein. This description supplements and, if inconsistent, replaces the general description of KfW’s debt securities in the prospectus dated November 15, 2013.

DESCRIPTION OF THE BONDS

General Provisions

Aggregate Principal Amount and Denomination.    The bonds will be issued in the aggregate principal amount specified in the applicable pricing supplement, divided into the appropriate number of bonds in the denomination of €1,000 each, which will rank equally among themselves.

Global Certificates, Bonds and Form.    The bonds will be represented by two or more permanent global certificates without interest coupons (the “global certificates”). One of the global certificates (the “CBF global certificate”), will be kept in custody by Clearstream Banking AG, Frankfurt am Main (“CBF”), or any successor, until all of our obligations under the bonds have been satisfied. The CBF global certificate will be issued in bearer form and will represent the bonds credited to accounts of financial institutions that are accountholders of CBF, including such bonds which are held through Euroclear Bank SA/NV (“Euroclear”), and Clearstream Banking, société anonyme, Luxembourg (“CBL”), each of which maintains an account with CBF, and further including such bonds which are held through any other clearing system which maintains an account with CBF. Definitive certificates and interest coupons for individual bonds represented by the CBF global certificate will not be issued.

The other global certificate or certificates (together, the “DTC global certificate”), will be kept in custody by Deutsche Bank Trust Company Americas, c/o Deutsche Bank National Trust Company, New York, also known as DBTCA, or any successor, as custodian for The Depository Trust Company, New York, also known as DTC, until all of our obligations under the bonds have been satisfied. The DTC global certificate will be issued in registered form in the name of Cede & Co., as nominee of DTC, also known as the registered holder, and will represent the bonds credited to accounts maintained with DTC by financial institutions that are participants in DTC. Definitive certificates and interest coupons for individual bonds represented by the DTC global certificate will not be issued, unless DTC is unable or unwilling to continue providing its services and a successor securities depository is not obtained. In such a case, a holder of bonds represented by the DTC global certificate (a “DTC bondholder”) may request the issue of definitive certificates representing its individual bonds and corresponding interest coupons (see “Clearing and Settlement — The Clearing Systems — DTC”).

Each person ultimately holding a bond is referred to herein as a “bondholder.”

The CBF global certificate and the DTC global certificate will each be manually signed by two of our authorized representatives and manually authenticated by or on behalf of the registrar (as defined under “— Registrar and Paying Agent”). The bonds represented by the CBF global certificate and the DTC global certificate, respectively, will together equal the aggregate principal amount of the bonds outstanding at any time. The amount of bonds represented by each of the CBF global certificate and the DTC global certificate will be evidenced by the register kept by the registrar. Copies of the CBF global certificate and the DTC global certificate will be available free of charge at the paying agent (as defined under “— Registrar and Paying Agent”).

Transfer.    Transfers of bonds will require appropriate entries in securities accounts. Transfers of bonds between CBF accountholders, on the one hand, and DTC participants (as defined under “Clearing and Settlement — Certification and Custody; Appointment of Registrar and Paying Agent”), on the other hand, and exchanges of bonds in the manner set forth under “— Exchange” may not be effected during the period commencing on the record date (as defined under “— Payments — Record Date”) and ending on the related payment date (both dates inclusive).

Exchange.    The bonds represented by the DTC global certificate may be exchanged for bonds represented by the CBF global certificate, and vice versa. Such exchanges will be recorded in the register and will be effected by an increase or a decrease in the principal amount of the DTC global certificate by the principal amount of bonds so exchanged and a corresponding decrease or increase in the principal amount of the CBF global certificate.

Status

The bonds will constitute unsecured and unsubordinated obligations of KfW and will rank equally with all of our other present and future unsecured and unsubordinated obligations, but subject to any applicable mandatory statutory exceptions.

Interest

Interest Rate and Due Dates.    Unless otherwise specified in the applicable pricing supplement, the bonds will bear interest at the rate per year set forth in that pricing supplement as from the closing date or such other date as is set forth therein. The bonds will cease to bear interest upon the end of the day preceding the day on which they become due for redemption. Interest will be payable annually in arrears on the interest payment date specified in the applicable pricing supplement, or as is otherwise set forth in that pricing supplement. The first interest payment will be due on the first interest payment date specified in the applicable pricing supplement and will be made for the period commencing on the closing date or such other date as is specified in the applicable pricing supplement (inclusive) and ending on the first interest payment date specified in the applicable pricing supplement (exclusive).

Late Payment.    Should we fail to redeem the bonds on the due date therefor, interest on the bonds will, subject to the provisions with respect to business days (as defined under “— Payments — Business Days”), accrue beyond the due date until actual redemption of the bonds at the default rate of interest established by law. Under German law, the default rate is five percentage points above the basic rate of interest announced by the German Federal Bank immediately after January 1 and July 1 in each year.

Accrued Interest.    Unless otherwise set forth in the applicable pricing supplement, if it is necessary to compute interest for a period of other than a full year, interest will be calculated on the basis of the actual number of days in the relevant period (known as “actual/actual (ICMA)”).

Maturity; Early Redemption; Repurchase

Maturity.    The bonds will be redeemed at par on the maturity date set forth in the applicable pricing supplement. Subject to the provisions with respect to early redemption set forth under “— Early Redemption,” if specified in the applicable pricing supplement, and termination for default set forth under “— Termination for Default,” neither we nor any bondholder will be entitled to redeem the bonds prior to their stated maturity.

Early Redemption.    If specified in the applicable pricing supplement, the bonds may be redeemed, in whole but not in part, on the early redemption date or dates as set forth in the applicable pricing supplement, at our option upon prior written notice of no less than the early redemption notice period set forth in the applicable pricing supplement, at par together with interest accrued to, but excluding, the applicable early redemption date.

If bonds will be redeemable at our option, we may choose to redeem the bonds at any time, especially when prevailing interest rates are relatively low. As a result, redemption may adversely affect your return on the bonds as you may not be able to reinvest the redemption proceeds in a comparable security at an effective interest rate as high as the interest rate of the bonds being redeemed.

Repurchase.    We may at any time purchase and resell bonds in the open market or otherwise at any price. Bonds so purchased and not resold by us may, at our option, be held or surrendered to the paying agent for cancellation.

Payments

Payments.    Payments of principal of, and interest on, the bonds will be made on the relevant payment date (see “— Payment Date and Due Date”) to CBF in euro and to, or to the order of, the registered holder registered at the close of business on the relevant record date (see “— Record Date”) in the register kept by the registrar in U.S. dollars or euro as set forth below. The amount of payments to CBF and to, or to the order of, the registered holder, respectively, will correspond to the principal amount of bonds represented by the CBF global certificate and the DTC global certificate, as established by the registrar at the close of business on the relevant record date.

Any DTC bondholder will receive payments of principal and interest in respect of the bonds in U.S. dollars, unless such DTC bondholder elects to receive payments in euro in accordance with the procedures set out below. To the extent that DTC bondholders will not have made such election in respect of any payment of principal or interest, the aggregate amount designated for all such DTC bondholders in respect of such payment (the “euro conversion amount”) will be converted by the paying agent into U.S. dollars and paid by wire transfer of same-day funds to, or to the order of, the registered holder for payment through DTC’s settlement system to the relevant DTC participants. All costs of any such conversion will be deducted from such payments. Any such conversion will be based on the paying agent’s bid quotation, at or prior to 11:00 A.M., New York City time, on the second conversion business day preceding the relevant payment date, for the purchase by the paying agent of the euro conversion amount with U.S. dollars for settlement on such payment date. “Conversion business day” means a day which is a New York business day and a Frankfurt business day (as defined under “— Business Days”). If such bid quotation is not available, the paying agent will obtain a bid quotation from a leading foreign exchange bank in New York City selected by the paying agent for such purpose. If no bid quotation from a leading foreign exchange bank is available, payment of the euro conversion amount will be made in euro to the account or accounts specified by DTC to the paying agent. Until such account or accounts are so specified, the funds still held by the paying agent will bear interest at the rate of interest quoted by the paying agent for deposits with it on an overnight basis, to the extent that the paying agent is reasonably able to reinvest such funds.

Any DTC bondholder may elect to receive payment of principal and interest with respect to the bonds in euro by causing DTC, through the relevant DTC participant, to notify the paying agent by the time specified below of (i) such DTC bondholder’s election to receive all or a portion of such payment in euro and (ii) wire transfer instructions to a euro account. Such election in respect of any payment will be made by the DTC bondholder at the time and in the manner required by the DTC procedures applicable from time to time and will, in accordance with such procedures, be irrevocable. DTC’s notification of such election, wire transfer instructions and the amount payable in euro pursuant to this paragraph must be received by the paying agent prior to 5:00 P.M., New York City time, on the fifth New York business day (as defined under “— Business Days”) following the relevant record date (as defined under “— Record Date”) in the case of interest and prior to 5:00 P.M., New York City time, on the eighth New York business day prior to the payment date (see “— Payment Date and Due Date”) for the payment of principal. Any payments under this paragraph in euro will be made by wire transfer of same-day funds to euro accounts designated by DTC.

All payments made by or on behalf of us to CBF and to, or to the order of, the registered holder at the close of business on the relevant record date, respectively, will discharge our liability under the bonds to the extent of the sums so paid.

Record Date.    The record date for purposes of transfer restrictions (see “General Provisions — Transfer”) and payments of principal and interest (see “— Payments”) will be, in respect of each such payment, the earlier of the following dates: (a) the date determined in accordance with the conventions observed by CBF from time to time for the entitlement of CBF accountholders to payments in respect of debt securities denominated in euro and represented by permanent global certificates held in custody by CBF; and (b) the tenth New York business day (as defined under “— Business Days”) preceding the relevant payment date.

Business Days.    If any due date for payment of principal or interest in euro in respect of any bonds to CBF and to, or to the order of, the registered holder, is not a Frankfurt business day, such payment will not be made until the next Frankfurt business day, and no further interest will be paid in respect of the delay in such payment. If any due date for payment of principal or interest in U.S. dollars in respect of any bond to, or to the order of, the registered holder is not a Frankfurt business day or not a New York business day, such payment will not be made until the next day which is both a Frankfurt business day and a New York business day, and no further interest will be paid in respect of the delay in such payment. “Frankfurt business day” means any day, other than a Saturday or Sunday, on which credit institutions are open for business in Frankfurt am Main, and “New York business day” means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which commercial banks are authorized or required by law, regulation or executive order to close in New York City.

Payment Date and Due Date.    For the purposes of the terms and conditions of the bonds, “payment date” means the day on which the payment is actually to be made, where applicable as adjusted in accordance with the preceding paragraph, and “due date” means the interest payment date or the maturity date provided for in the applicable pricing supplement, without taking account of any such adjustment.

Substitution of Paying Agent.    The paying agent may, in respect of its functions and duties under this heading “— Payments” with respect to payments to, or to the order of, the registered holder, substitute for itself its affiliate DBTCA, if and to the extent, if so required by law, an additional paying agent will be maintained in the Federal Republic of Germany.

Taxes

All payments by us in respect of the bonds will be made without deduction or withholding of taxes or other duties, unless such deduction or withholding is required by law. In the event of such deduction or withholding, we will not be required to pay any additional amounts in respect of the bonds. There will be no “gross-up” provision.

Termination for Default

Unless otherwise specified in the applicable pricing supplement, any bondholder may, at its option, declare its bonds due and demand repayment thereof at their principal amount plus interest accrued to the date of repayment if we fail to pay any amount payable under the bonds within 30 days from the relevant due date. The right to declare bonds due will cease if we have made payment to CBF and to, or to the order of, the registered holder before the bondholder has exercised such right. Any notice declaring bonds due will be made by means of a written notice to be delivered to us together with proof that such bondholder at the time of such notice is a holder of the relevant bonds by means of a certificate of the bondholder’s custodian as set forth under “— Governing Law; Jurisdiction; Enforcement; Language — Enforcement.” Definitive certificates and interest coupons for individual bonds will not be issued in the event of a default.

Registrar and Paying Agent

We will appoint Deutsche Bank Aktiengesellschaft, Frankfurt am Main (“Deutsche Bank Frankfurt”), as initial registrar (the “registrar”) and paying agent (the “paying agent”). We reserve the right at any time to vary or terminate the appointment of the paying agent or the registrar or approve any change in the office through which they act (the “specified office”), provided that there will at all times be a registrar and a paying agent, and provided further that so long as the bonds are listed on any stock exchange (and the rules of such stock exchange so require), we will maintain a paying agent with a specified office in the city in which such stock exchange is located. We will give notice of any change in the registrar or the paying agent or in their specified offices by publication in the manner set forth under “— Notices.”

The registrar and the paying agent in such capacities are acting exclusively as our agents and do not have any legal relationship of whatever nature with the registered holder or any bondholder and are not in any event accountable to the registered holder or any bondholder.

Further Issues

We reserve the right, from time to time without the consent of the bondholders, to issue additional bonds, on terms identical in all respects to those set forth in the terms and conditions of the bonds (except that the date from which interest will accrue may vary), so that such additional bonds will be consolidated with, form a single issue with and increase the aggregate principal amount of, the bonds. The term “bonds” will, in the event of such increase, also include such additional bonds.

Notices

All notices regarding the bonds will be published (a) in the Federal Republic of Germany in the Federal Gazette (Bundesanzeiger) and, to the extent legally required, in addition thereto, in any other form of media prescribed by law; and (b) also in a leading daily newspaper printed in the English language and of general circulation in New York City (expected to be The Wall Street Journal). Any notice will become effective for all purposes on the third day following the date of its publication, or, if published more than once or on different dates, on the third day following the date of first publication.

Governing Law; Jurisdiction; Enforcement; Language

Governing Law.    The bonds, both as to form and content, as well as our rights and duties and those of the bondholders, will be governed by and will be construed in accordance with the laws of the Federal Republic of Germany. Any disposition of the bonds held through DTC, including transfers and pledges, executed between DTC participants, and between DTC itself and DTC participants, will be governed by the laws of the State of New York.

Jurisdiction.    Any action or other legal proceedings arising out of or in connection with the bonds may exclusively be brought in the District Court (Landgericht) in Frankfurt am Main.

Enforcement.    Any bondholder may in any proceedings against us or to which the bondholder and we are parties protect and enforce in its own name its rights arising under its bonds on the basis of (a) a certificate issued by its custodian (i) stating the full name and address of the bondholder, (ii) specifying a principal amount of bonds credited on the date of such statement to such bondholder’s securities account maintained with such custodian and (iii) confirming that the custodian has given a written notice to CBF or DTC, as the case may be, and the registrar containing the information pursuant to (i) and (ii) and bearing acknowledgments of CBF or DTC and the relevant CBF accountholder or DTC participant and (b) a copy of the CBF global certificate or the DTC global certificate certified as being a true copy by a duly authorized officer of CBF or DTC, as the case may be, or the registrar. For purposes of the foregoing, “custodian” means any bank or other financial institution of recognized standing authorized to engage in securities custody business with which the bondholder maintains a securities account in respect of any bonds and includes CBF, DTC and its participants, including any other clearing system which maintains an account with CBF or participates in DTC.

Language.    The conditions are written in the German language and accompanied by an English language translation. The German text will be controlling and binding. The English language translation is provided for convenience only.

CLEARING AND SETTLEMENT

The information set forth below with respect to DTC, CBF, Euroclear or CBL, which are collectively referred to as the clearing systems, is subject to any change in, or reinterpretation of, the rules, regulations and procedures of the clearing systems currently in effect. The information concerning the clearing systems has been obtained from sources that we believe to be reliable, but neither we nor any manager named in the applicable pricing supplement take any responsibility for the accuracy thereof. Investors wishing to use the facilities of any of the clearing systems are advised to confirm the continued applicability of the rules, regulations and procedures of the relevant clearing system. We will not have any responsibility or liability for any aspect of the records relating to, or payments made on account of, interests in the bonds held through the facilities of any clearing system or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests of any bondholder.

Certification and Custody; Appointment of Registrar and Paying Agent

Clearing and settlement arrangements, including the existing links between CBF, Euroclear and CBL and an especially created link between these systems and DTC, will provide investors access to four major clearing systems. At initial settlement, the bonds will be represented by two or more permanent global certificates without interest coupons, which will not be exchangeable for definitive certificates representing individual bonds. One permanent global certificate, the CBF global certificate, will be issued in bearer form and will represent the bonds held by investors electing to hold bonds through financial institutions that are accountholders in CBF (“CBF accountholders”). Euroclear and CBL participate in CBF, and, accordingly, bonds held by investors electing to hold bonds through financial institutions that are participants in Euroclear (“Euroclear participants”) and customers of CBL (“CBL customers”) are thus included in the CBF global certificate. The other permanent global certificate or certificates, the DTC global certificate, to be held by DBTCA as custodian for DTC, will be issued in registered form in the name of Cede & Co., as nominee of DTC and will represent the bonds credited to accounts maintained with DTC by financial institutions that are participants in DTC (“DTC participants”). The bonds are expected to be accepted for clearing and settlement through CBF and DTC on the closing date specified in the applicable pricing supplement.

The bonds represented by the CBF global certificate and the DTC global certificate, respectively, will together equal the total aggregate principal amount of the bonds outstanding at any time. When subsequent secondary market sales settle between the CBF and DTC clearing systems, such sales will be recorded in the register and will be reflected by respective increases and decreases in the principal amount of the CBF global certificate and the DTC global certificate.

The bondholders as owners of legal co-ownership interests in the CBF global certificate or of beneficial interests in the DTC global certificate will not be entitled to have bonds registered in their names, and will not receive or be entitled to receive physical delivery of definitive certificates representing individual bonds. However, we may issue definitive certificates representing individual bonds in limited circumstances described under “— The Clearing Systems — DTC.”

We will appoint Deutsche Bank Frankfurt as the registrar and paying agent for the bonds as described in greater detail under the heading “Description of the Bonds — Registrar and Paying Agent.” Deutsche Bank Frankfurt as CBF accountholder provides the link between CBF and DTC through DBTCA.

Each issue of bonds will be assigned an ISIN number, a common code, a WKN number and a CUSIP number, as set forth in the applicable pricing supplement.

Payments

As described under “Description of the Bonds — Registrar and Paying Agent,” Deutsche Bank Frankfurt will act as our initial paying agent for the bonds. Principal and interest payments on the bonds will be made to CBF in euro and to the registered holder in U.S. dollars or euro as set forth under “Description of the Bonds — Payments.” Any DTC bondholder will receive payments of principal and interest in respect of the bonds in U.S. dollars, unless such DTC bondholder elects to receive payments in euro as set forth under “Description of the Bonds — Payments.” All payments duly made by or on behalf of us to CBF and to, or to the order of, the registered holder, will discharge our liability under the bonds to the extent of the sum or sums so paid. Therefore, after such payments have been duly made, neither we nor the paying agent has any direct responsibility or liability for the payment of principal or interest on the bonds to the bondholders. Payments by DTC participants and indirect DTC participants (as defined under “— The Clearing Systems — DTC”) to owners of beneficial interests in the DTC global certificate will be governed by standing instructions and customary practices, and will be the responsibility of the DTC participants or indirect DTC participants as described below. Neither we nor the paying agent will have any responsibility or liability for any aspect of the records of DTC relating to or payments made by DTC on account of beneficial interests in the DTC global certificate or for maintaining, supervising or reviewing any records of DTC relating to such beneficial interests. Substantially similar principles will apply with regard to the CBF global certificate and payments to holders of interests therein.

The Clearing Systems

CBF

CBF is incorporated under the laws of the Federal Republic of Germany and acts as a specialized depository and clearing organization. As depository and bank, CBF is subject to regulation and supervision by the Federal Financial Supervisory Authority (Bundesanstalt für Finanzdienstleistungsaufsicht). Furthermore, CBF is a designated clearing and settlement system, as referred to in Article 10 of the Directive on Settlement Finality (98/26/EC), and as such subject to the supervision of the German Federal Bank (Deutsche Bundesbank).

CBF holds securities for its accountholders and facilitates the clearing and settlement of securities transactions between its CBF accountholders through electronic book-entry changes in securities accounts free of payment or simultaneously against payment in euro via the payment system TARGET2 with same-day value. Thus, the need for physical delivery of certificates is eliminated.

CBF provides to the CBF accountholders, among other things, services for safekeeping, administration, clearing and settlement of domestic German and internationally traded securities and collateral management services. CBF accountholders are regulated banking and financial institutions located in the Federal Republic of Germany including German branches of non-German banking and financial institutions and other clearing and settlement organizations. Indirect access to CBF is available to others such as the managers (as defined in “Subscription and Sale” in the applicable pricing supplement), securities brokers and dealers, banks, trust companies, clearing corporations and others, including organizations that clear through or maintain custodial relationships with CBF accountholders, either directly or indirectly.

DTC

DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the U.S. Securities Exchange Act of 1934, as amended. DTC holds securities that DTC participants deposit with DTC. DTC also facilitates the post-trade settlement among DTC participants of sales and other securities transactions in deposited securities, through electronic computerized book-entry transfers and pledges between DTC participants’ accounts. This eliminates the need for physical movement of securities certificates. DTC participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). DTCC is the holding company for DTC, National Securities

Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Access to the DTC system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, and clearing corporations that clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly (“indirect DTC participants”). The DTC Rules applicable to its participants are on file with the Securities and Exchange Commission.

Purchases of bonds under the DTC system must be made by or through direct DTC participants, which will receive a credit for the bonds on DTC’s records. The ownership interest of each beneficial owner of bonds in DTC is, in turn, to be recorded on the direct and indirect DTC participants’ records. Beneficial owners will not receive written confirmations from DTC of their purchase. Beneficial owners are, however, expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct or indirect DTC participant through which the beneficial owner entered into the transaction. Transfers of ownership interests in the bonds are to be accomplished by entries made on the books of direct and indirect DTC participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in bonds, except in certain limited circumstances set forth below.

To facilitate subsequent transfers, all bonds deposited by direct DTC participants with DTC are registered in the name of DTC’s nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of bonds with DTC and their registration in the name of Cede & Co., or such other DTC nominee, do not effect any change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the bonds; DTC’s records reflect only the identity of the direct DTC participants to whose accounts such bonds are credited, which may or may not be the beneficial owners. The direct and indirect DTC participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to direct DTC participants, by direct DTC participants to indirect DTC participants, and by direct DTC participants and indirect DTC participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

Payment of principal of and interest on the bonds will be made to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC. DTC’s practice is to credit direct DTC participants’ accounts upon DTC’s receipt of funds and corresponding detail information from us or the paying agent, on the relevant payment date in accordance with their respective holdings shown on DTC’s records. Payments by DTC participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of such DTC participant and not of DTC, the paying agent, or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal of and interest on the bonds to Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC), is our or the paying agent’s responsibility, disbursement of such payments to direct DTC participants will be the responsibility of DTC, and disbursement of such payments to the beneficial owners will be the responsibility of direct and indirect DTC participants.

DTC may discontinue providing its services as depository with respect to the bonds at any time by giving reasonable notice to us or the paying agent. Under such circumstances, in the event that a successor depository is not obtained, definitive certificates representing individual bonds are required to be printed and delivered.

CBL

CBL is incorporated under the laws of Luxembourg. CBL holds securities for its customers and facilitates the clearing and settlement of securities transactions between CBL customers through electronic book-entry changes in accounts of CBL customers, thereby eliminating the need for physical movement of certificates. Transactions may be settled in CBL in various currencies, including euros. CBL provides to its customers, among other things, services for safekeeping, administration, clearing and settlement of internationally traded securities and securities lending and borrowing to CBL customers. CBL also deals with domestic securities markets in many countries through established depository and custodial relationships.

CBL is registered as a bank in Luxembourg and, as such, is subject to regulation by the Commission de Surveillance du Secteur Financier, which supervises Luxembourg banks. CBL, as operator of a designated securities settlement system, as referred to in Article 10 of the Directive on Settlement Finality (98/26/EC) under Luxembourg law, is also supervised by the Central Bank of Luxembourg.

CBL customers are financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies and clearing corporations and may include the managers. Indirect access to CBL is available to other institutions that clear through or maintain a custodial relationship with an accountholder of CBL. CBL has established an electronic bridge with Euroclear to facilitate settlement of trades between CBL and Euroclear.

Distributions with respect to bonds held beneficially through CBL will be credited to cash accounts of CBL customers in accordance with CBL’s rules and procedures.

Euroclear

Euroclear holds securities and book-entry interests in securities for participating organizations and facilitates the clearing and settlement of securities transactions between Euroclear participants as defined in the Terms and Conditions Governing Use of Euroclear as amended from time to time and between Euroclear participants and participants of certain other securities settlement systems through electronic book-entry changes in accounts of such participants or through other securities intermediaries.

Euroclear provides Euroclear participants, among other things, with safekeeping, administration, clearing and settlement, securities lending and borrowing, and related services. Euroclear participants are investment banks, securities brokers and dealers, banks, central banks, supranationals, custodians, investment managers, corporations, trust companies and certain other organizations. Certain of the managers or other financial entities involved in the offering may be Euroclear participants.

Clearing and Settlement.    Although Euroclear has agreed to the procedures provided below in order to facilitate transfers of securities among Euroclear participants and between Euroclear participants and participants of other securities settlement systems, it is under no obligation to perform or continue to perform such procedures and such procedures may be modified or discontinued at any time.

Initial Distribution.    Investors electing to acquire bonds through an account with Euroclear or some other securities intermediary must follow the settlement procedures of such an intermediary with respect to the settlement of new issues of securities. Bonds to be acquired against payment through an account with Euroclear will be credited to the securities clearing accounts of the respective Euroclear participants in the securities processing cycle for the same business day or the business day following the settlement date for value as of the settlement date.

Secondary Market.    Investors electing to acquire, hold or transfer bonds through an account with Euroclear or some other securities intermediary must follow the settlement procedures of such an intermediary with respect to the settlement of secondary market transactions in securities. Euroclear will not monitor or enforce any transfer restrictions with respect to the bonds offered herein.

Custody.    Investors who are participants in the Euroclear system may acquire, hold or transfer interests in the bonds by book-entry to accounts with Euroclear. Investors who are not participants in the Euroclear system may acquire, hold or transfer interests in the bonds through accounts with a participant in the Euroclear system or any other securities intermediary that holds a book-entry interest in the bonds through one or more securities intermediaries standing between such other securities intermediary and Euroclear.

Custody Risk.    Investors that acquire, hold and transfer interests in the bonds by book-entry through accounts with Euroclear or any other securities intermediary are subject to the laws and contractual provisions governing their relationship with their securities intermediary, as well as the laws and contractual provisions governing the relationship between such securities intermediary and each other securities intermediary, if any, standing between such securities intermediary and Euroclear.

Global Clearing and Settlement Procedures

Initial Settlement

The CBF global certificate and the DTC global certificate, respectively, will be delivered at initial settlement to CBF and the custodian for DTC, respectively. Customary settlement procedures will be followed for participants of each system at initial settlement. Primary market purchasers are required to pay for the bonds in euro unless otherwise arranged. See “Information on Currency Conversion and Foreign Exchange Exposure — Currency Conversion.”

Settlement procedures applicable to the domestic euro-denominated bond market will be followed for primary market purchasers that are CBF accountholders, and bonds will be credited to their securities accounts on the settlement date against payment in euro in same-day funds. Investors electing to hold the bonds through Euroclear or CBL accounts will follow the cross-border settlement procedures for the German market. Bonds will be credited to the securities clearance accounts of Euroclear and CBL holders on the issue date and, in case of settlement against payment, the related cash will be booked with value date equal to the relevant issue date.

Primary market purchasers that are DTC participants can have their securities accounts with DTC credited with bonds (i) “free of payment” if they have arranged for payment in euro outside DTC and (ii) against payment in U.S. dollars in same-day funds on the settlement date through DTC’s settlement system.

Secondary Market

The following paragraphs set forth the procedures governing settlement of secondary market sales of securities such as the bonds in effect on the date hereof.

Secondary Market Sales of Bonds for Settlement within each Clearing System and between Euroclear Participants and CBL Customers.    These sales will be settled in accordance with the rules and procedures established by the relevant system. Settlement within CBF of regular sales at the stock exchange in Frankfurt will be made on a two business-day basis. Sales to be settled within Euroclear or CBL and between Euroclear and CBL will normally settle on a three-day basis unless parties specify a different period, which may be as short as two days. DTC is a U.S. dollar-based system but sales may be settled in other currencies on a free-delivery basis. Sales to be settled within DTC denominated in U.S. dollars can settle on a same-day basis; in the case of non-U.S. dollar denominated sales within DTC, the bonds can be delivered same-day, but payment will be made outside DTC.

Secondary Market Sales between CBF Accountholders and Euroclear Participants or CBL Customers.    These sales will be effected through CBF in accordance with CBF’s rules and through the CBF accounts of Euroclear or CBL, as the case may be. These trades normally settle on a three-day basis, unless parties specify a different period, which may be as short as two days.

Secondary Market Sales from a DTC Participant to a CBF Accountholder or a Euroclear Participant or CBL Customer.    Two days prior to a settlement, a DTC participant selling bonds to a CBF accountholder or a Euroclear participant or CBL customer will notify DBTCA of the settlement instructions and will deliver the bonds to DBTCA by means of DTC’s Deliver Order procedures. DBTCA will send the settlement instructions to Deutsche Bank Frankfurt. One day prior to settlement, Deutsche Bank Frankfurt will enter delivery-versus-payment instructions into CBF for settlement through its CBF transfer account; the Euroclear participant or CBL customer will instruct its clearing system to transmit receipt-versus-payment instructions to CBF, and the CBF accountholder will transmit such instructions directly to CBF, with DBTCA as counterparty. On the settlement date, the DTC participant will input a Deposit/Withdrawal at Custodian (“DWAC”) transaction to remove the bonds to be sold from its DTC securities account; matched and pre-checked trades are settled versus payment – the CBF accountholder’s or CBL customer’s or Euroclear participant’s securities clearance account is credited as soon as confirmation from the common depository is received, and Deutsche Bank Frankfurt causes the DTC participant’s pre-specified euro account at Deutsche Bank Frankfurt to be credited for same-day value, or any other euro account pre-specified by such DTC participant for value the next day. On the settlement date, Deutsche Bank Frankfurt will (i) decrease the amount of bonds registered in the name of Cede & Co. and (ii) increase the amount of bonds issued via CBF.

Secondary Market Sales from a CBF Accountholder or a Euroclear Participant or CBL Customer to a DTC Participant.    Two days prior to settlement, a DTC participant will send Deutsche Bank Securities Corporation, Securities Operations, acting as processing agent for DBTCA, the details of the transaction for transmittal to Deutsche Bank Frankfurt and instruct its bank to fund Deutsche Bank Frankfurt’s euro account one day prior to settlement.

A Euroclear participant or CBL customer will instruct its clearing system no later than one day prior to settlement and within the relevant clearing system’s same day processing deadlines to transmit delivery-versus-payment instructions to CBF, and a CBF accountholder will transmit one day prior to settlement such instructions directly to CBF, naming Deutsche Bank Frankfurt as counterparty with further credit to DTC. At the same time (i.e., one day prior to settlement), Deutsche Bank Frankfurt will transmit settlement to CBF.

On the settlement day, upon settlement of the trade in CBF, Deutsche Bank Frankfurt will inform DBTCA of such settlement; the DTC participant will initiate a DWAC deposit transaction for DBTCA to approve, resulting in a deposit of bonds in the DTC participant’s securities account same-day value. The CBF accountholder or Euroclear participant’s or CBL customer’s accounts are credited with the sales proceeds same-day value. On the settlement date, Deutsche Bank Frankfurt will (i) decrease the amount of bonds issued via CBF and (ii) increase the amount of bonds registered in the name of Cede & Co.

Settlement in other currencies between the DTC and CBF systems is possible using free-of-payment transfers to move the bonds, but funds movements will take place separately.

INFORMATION ON CURRENCY CONVERSION AND FOREIGN EXCHANGE EXPOSURE

Currency Conversion

Initial purchasers are required to pay for the bonds in euro. Each manager may, under certain terms and conditions, arrange for the conversion of U.S. dollars into euro to enable U.S. purchasers to pay for the bonds. Each such conversion will be made by such manager on such terms and subject to such conditions, limitations and charges as such manager may from time to time establish in accordance with its regular foreign exchange practices, and subject to any applicable laws and regulations. All costs of conversion will be borne by such purchasers of the bonds. See also “— Foreign Exchange Exposure.” For the specific payment procedures in connection with the payments to be made by us under the bonds, see “Description of the Bonds — Payments.”

Foreign Exchange Exposure

For U.S. investors whose financial activities are denominated principally in U.S. dollars, an investment in the bonds entails certain risks that are not associated with a similar investment in a security denominated in U.S. dollars. These risks include, without limitation, the possibility of significant changes in the rate of exchange between the U.S. dollar and the euro, and the possibility of the imposition or modification of foreign exchange controls by either the United States or the European Central Bank. In recent years, the exchange rate between the U.S. dollar and the euro has fluctuated. Fluctuations in the exchange rate that have occurred in the past, however, are not necessarily indicative of fluctuations in the exchange rate that may occur during the term of the bonds. Depreciation of the euro against the U.S. dollar would result in a decrease in the U.S. dollar-equivalent yield of a bond, in the U.S. dollar-equivalent value of the principal repayable at maturity of such bond and generally in the U.S. dollar-equivalent market value of such bond, while appreciation of the euro would have the opposite effects.

The relative strength or weakness of the euro is dependent upon, among other things, economic developments in the EU member states participating in the European Economic and Monetary Union.

SUBSCRIPTION AND SALE

Subscription Agreement

As specified in more detail in the applicable pricing supplement, we expect that the managers named in the applicable pricing supplement will agree with us, severally and not jointly, pursuant to a subscription agreement, to subscribe and pay for the bonds according to the terms described in the applicable pricing supplement. We expect that the managers will commit to take and pay for all of the bonds, if any are taken, under the terms and conditions of the subscription agreement. We may also agree to bear certain costs and expenses incurred by the managers in connection with the issue, subscription and offering of the bonds. After the initial public offering, the price to public may be changed.

Certain Selling Restrictions

The bonds will only be offered for sale in those jurisdictions in the United States, Europe, Asia and elsewhere where it is legal to make such offers. Unless otherwise provided in the applicable pricing supplement, the following selling restrictions will apply to the bonds.

European Economic Area.    In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”), we expect that each manager will represent and agree not to make an offer of the bonds to the public in that Relevant Member State, except that it may, with effect from and including the Relevant Implementation Date, make an offer of the bonds to the public in that Relevant Member State at any time in any circumstances which do not require the publication by us of a prospectus pursuant to (i) Article 3(2) of the Prospectus Directive or (ii) any applicable national law of that Relevant Member State; whereby the expression an “offer of the bonds to the public” in relation to any bonds in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the bonds to be offered so as to enable an investor to decide to purchase or subscribe the bonds, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State; the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State) and includes any relevant implementing measure in each Relevant Member State; and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

United Kingdom.    We expect that each manager will represent and agree that: (a) it has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (the “FSMA”)) received by it in connection with the issue or sale of such bonds in circumstances in which Section 21(1) of the FSMA does not apply to us; and (b) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the bonds in, from or otherwise involving the United Kingdom.

United States.    We expect that each manager will agree that in connection with any offering and distribution of the bonds and the distribution of the prospectus and any other offering material relating to these bonds in the United States such manager will comply with and cause any of its affiliates which offers or sells bonds in the United States to comply with applicable United States law and any applicable laws, rules and regulations of any relevant state jurisdiction.

Japan.    We expect that each manager will acknowledge and agree that the bonds have not been and will not be registered under the Financial Instruments and Exchange Act of Japan (Act No. 25 of 1948, as amended, the “Financial Instruments and Exchange Act”), and that it will not offer or sell any bonds, directly or indirectly, in Japan or to, or for the benefit of, any Japanese person or to others, for re-offering or resale, directly or indirectly, in

Japan or to any Japanese person, except in each case pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Act and any other applicable laws and regulations of Japan. For purposes of this paragraph, “Japanese person” means any person resident in Japan, including any corporation or other entity organized under the laws of Japan.

Canada.    The bonds will not be qualified for sale under the securities laws and regulations of any province or territory of Canada. Each manager is expected to represent and agree that it has not offered, sold, distributed or delivered, and that it will not offer, sell, distribute or deliver, any bonds, directly or indirectly, in Canada or to, or for the benefit of, any resident thereof in contravention of the securities laws or regulations of any province or territory of Canada. Each manager is expected to further agree to deliver to any dealer who purchases any bonds from it a notice stating in substance that, by purchasing such bonds, such dealer represents and agrees that it has not offered, sold, distributed or delivered, and it will not offer, sell, distribute or deliver, any such bonds, directly or indirectly, in Canada or to, or for the benefit of, any resident thereof in contravention of the securities laws or regulations of any province or territory of Canada and that it will deliver to any other dealer to whom it sells any of such bonds a notice containing substantially the same statement as is contained in this sentence. Each manager is expected to agree not to distribute or deliver the prospectus or any other offering material relating to the bonds in Canada in contravention of the securities laws or regulations of any province or territory of Canada. Each manager is expected to agree to furnish upon request a certificate stating that such manager has complied with the restrictions described above.

Hong Kong.    We expect that each manager will represent and agree that (a) it has not offered and sold, and will not offer or sell, in Hong Kong, by means of any document, any bonds (except for bonds which are a “structured product” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong (“SFO”)) other than (i) to persons whose ordinary business it is to buy or sell shares or debentures, whether as principal or agent, or (ii) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32) of Hong Kong (“CO”) or (iii) to “professional investors” within the meaning of the SFO and any rules made under the SFO, or (iv) in other circumstances which do not result in the document being a “prospectus” within the meaning of the CO; and (b) it has not issued, or had in its possession for the purposes of issue, and will not issue, or have in its possession for the purpose of issue (in each case whether in Hong Kong or elsewhere), any advertisement, invitation or document relating to the bonds, which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to bonds which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the SFO and any rules made under the SFO.

Public Offer.    We expect that each manager will acknowledge that (other than in the United States) no action has been or will be taken in any jurisdiction by the managers or us that would permit a public offering of the bonds, or possession or distribution of the prospectus or any other offering material relating to the bonds, in any jurisdiction where action for those purposes is required. Each manager is expected to comply with all applicable laws and regulations in each jurisdiction in which it purchases, offers, sells, distributes or delivers bonds or has in its possession or distributes the prospectus or any other offering material relating to the bonds and will obtain or make, give or fulfill any consent, approval, registration, notice, permission or other regulatory requirement required by it or us for the purchase, offer, sale, distribution or delivery of the bonds and the possession or distribution of the prospectus or any other offering material relating to the bonds under the laws and regulations in force in any jurisdiction to which it is subject or in or from which it makes any such purchase, offer, sale, distribution or delivery, in all cases at its own expense.

Other Provisions

Conditions.    We expect that the subscription agreement will provide that the obligations of the managers are subject to certain conditions, including approval of certain legal matters by counsel. In addition, the managers may have the right, after consultation with us, to terminate the subscription agreement at any time prior to the payment of the purchase price if there will have been such a change in national or international financial, political or economic conditions or currency exchange rates or exchange controls as would in their view be likely to prejudice materially the success of the offering and distribution of the bonds or dealing in the bonds in the secondary market.

No Established Trading Market.    The bonds will be a new issue of securities with no established trading market. We expect that application will be made to list the bonds on the regulated market (regulierter Markt) of the Frankfurt Stock Exchange. We expect that the managers will intend to make a market in the bonds. The managers may agree to do so but may discontinue market making at any time. No assurance can be given as to the liquidity of the trading market for the bonds.

Stabilization.    In connection with this offering of bonds, we may appoint a stabilization manager. The stabilization manager or any person acting for it may purchase and sell the bonds in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the stabilization manager or any person acting for it of a greater number of the bonds than they are required to purchase in the offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the bonds while the offering is in progress.

The stabilization manager may also impose a penalty bid, which occurs when a particular manager repays to the stabilization manager a portion of the underwriting discount received by it because the stabilization manager or any person acting for it has repurchased bonds sold by or for the account of such manager in stabilizing or short covering transactions.

These activities by the stabilization manager or any person acting for it may stabilize, maintain or otherwise affect the market price of the bonds. As a result, the price of the bonds may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the stabilization manager or any person acting for it at any time. These transactions may be effected in the over-the-counter market or otherwise.

Delivery and Settlement

It is expected that delivery of the bonds will be made upon the instructions of the managers against payment on or about the date specified in the penultimate paragraph of the cover page of the applicable pricing supplement, which we expect to be later than the third New York business day following the date of pricing of the bonds. Under Rule 15c6-1 of the Securities and Exchange Commission under the U.S. Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, if any purchaser wishes to trade bonds on the date of pricing of the bonds or the succeeding business days up to three days prior to the date of delivery of the bonds, it may be required, by virtue of the fact that the bonds will initially settle later than on the third New York business day following the date of pricing of the bonds or any other day as specified in the applicable pricing supplement, to specify an alternative settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of the bonds who wish to trade the bonds on any day for which settlement within three New York business days would not be possible should consult their own advisors.